                                                                      EXHIBIT 11










                         ISOMEDIX INC. AND SUBSIDIARIES


STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE FOR THE
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


Net income and common shares used in the calculation of earnings per share for the three years ended December 31, 1996, 1995 and 1994, were computed as follows:


                                     1996               1995              1994
                                     ----               ----              ----

Income from continuing
operations                        $ 6,711,355        $ 7,250,643       $ 8,412,205

Discontinued operations            (2,393,695)            48,862           404,555
                                  -----------        -----------       -----------

Net Income                        $ 4,317,660        $ 7,299,505       $ 8,816,760
                                  ===========        ===========       ===========



Weighted average number of
common shares outstanding
during the year                     6,921,026          6,993,520         7,132,669



Add: shares issuable upon
the assumed exercise or
conversion of options and
warrants                              226,172            223,953           229,047
                                  -----------        -----------       -----------

Common Shares                       7,147,198          7,217,473         7,361,716
                                  ===========        ===========       ===========



Primary earnings (loss) per
common share: (1)

    Continuing operations         $       .94        $      1.00       $      1.14

    Discontinued operations              (.34)               .01               .06
                                  -----------        -----------       -----------

    Net income                    $       .60        $      1.01       $      1.20
                                  ===========        ===========       ===========

---------------

(1) Fully diluted earnings per common share is equivalent to primary earnings per common share.